January 5, 2021

Charles Szoradi
CEO
Independence LED Lighting, LLC
22 Waterloo Ave, Suite 300
Berwyn, PA 19312

Charles:

This correspondence is a time sensitive offer, subject to satisfactory due diligence and legal review, to purchase 100% of the assets, including accounts receivable, customer lists, contracts, intellectual property, domain names and all other rights, and assume selected operating liabilities of critical vendors, of Independence LED Lighting, LLC (ILED). Our offer includes consideration of 250,000 1% Series B Preferred Shares of FOMO CORP. (OTC/ETFM) which are convertible into 250,000,000 common shares. The allocation of these shares to ILED stakeholders shall be solely at the discretion of the Board of Directors of ILED and/or its parent Revolution Energy Group, LLC (REG).

We envision a mutually beneficial opportunity to leverage ILED's many years' experience in manufacturing, customizing, consulting and deploying energy efficient lighting solutions to target the emerging smart/clean building marketplace, an expected focus of the incoming Biden administration. After both of us working together in various capacities since 2018, I believe the time could not be better for both our Companies to attack the millions of non-residential buildings in the United States with a solution combining smart lighting, disinfection technologies, energy management, and professional installations in HVAC/electrical.

To expedite our purchase and given the timely nature of this market, we would like to proceed as quickly as possible; therefore, our offer will expire at close of business (COB) Friday, January 8, 2021 (5:00pm Eastern Time). As part of our process and upon execution of this memorandum of understanding (MOU), ILED and/or REG will grant FOMO a 30-day period of exclusivity to perform due diligence and prepare a definitive purchase agreement, during which time ILED agrees to not market, offer, or entertain offers from any other buyers and/or pledge any or all of its assets, operations or current or future book of business. If we work together efficiently, I believe it is likely that we can close the transaction by the end of this calendar month (January 2021). I am happy to field any questions and provide color on FOMO CORP.'s existing and future plans or address specific questions regarding our public company filings on the SEC's EDGAR system.

Respectfully,

01/05/2021

Vik Grover
CEO
FOMO CORP.

Charles Szoradi
CEO
Independence LED Lighting, LLC